Registration No. 333-120987

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMERICAN OIL & GAS INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation or Organization)
88-0451554
(I.R.S. Employer Identification No.)
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Andrew P. Calerich
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)
Copies to:
Robert M. Bearman, Esq.
Jon S. Ploetz, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:
     This Post-Effective Amendment No. 4 is being filed by the registrant to (i)  revise and restate Item 17. Undertakings, to indicate that paragraphs (a)(1)(i), a(1)(ii) and (a)(1)(iii) of Item  17 do not apply if the registration statement is on Form S- 3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement, as permitted by SEC Release 33-8591; (ii) to revise and restate the Plan of Distribution set forth in the prospectus included herein; and (iii)  to revise the prospectus included herein to include information incorporated by reference in the prior prospectus.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 11, 2006
SUBJECT TO COMPLETION
AMERICAN OIL & GAS INC.
12,596,150 Shares of Common Stock
     This prospectus relates to the sale of up to 7,000,000 shares of common stock by American Oil & Gas, Inc. and the sale by certain of our stockholders, referred to as the “Selling Stockholders”, of up to 5,596,150 shares of our common stock which they own. We will not receive any proceeds from the sale of any shares by the Selling Stockholders.
     We are offering for sale a maximum of 7,000,000 shares of common stock. We may offer and sell the shares being registered by this registration statement in exchange for cash from time to time.
     Specific terms of the particular securities to be sold pursuant to the offering conducted by us will be set forth in one or more accompanying prospectus supplements. The prospectus supplements will include a description of the securities, the terms of the offering of the securities, and the initial price and the net proceeds concerning the sale of these securities, the use of such proceeds, and the plan of distribution for such offering.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On December 8, 2006, the closing sale price of the common stock was $6.80 per share.

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 3 of this prospectus before making a decision to purchase our stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas Inc., a Nevada corporation.

- i -

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.
Overview of Company
     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. We currently hold the following prospects:
•	We control approximately 110,000 net acres in the Douglas Project area, located in the southern Powder River Basin, Wyoming which includes a 92.5% interest in the Fetter Prospect.

•	We control an approximate 106,000 gross (approximately 43,000 net) acres in the Krejci AMI Project, located in Niobrara County, Wyoming.

•	We own approximately 32,000 net acres in the Goliath Project, located in the Williston Basin, North Dakota.
Company Offices
     Our principal executive offices are located at 1050 17th Street, Suite 2400, Denver, Colorado 80265, and our telephone number is (303) 991-0173.
Key Terms of the Company Offering
     We plan to offer and sell up to 7,000,000 shares of common stock. We may offer and sell these securities for cash from time to time. We refer to this offering in this prospectus as the “Company Offering” and we refer to the shares to be offered and sold pursuant to the Company Offering as the “Company Shares.” There can be no assurance that we will be able to sell any of the Company Shares we are offering.

Common Stock offered:	7,000,000 shares
Common Stock to be outstanding after this offering:	45,903,994 shares
Offering price per share:	To be determined at or prior to the time of sale in light of market conditions at the time of sale.
Use of Proceeds:	Exploration activities, development activities, infrastructure construction, other possible acquisitions, for working capital, and to pay any costs associated with such offering.
Key Terms of the Stockholders’ Offering
     By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 5,596,150 shares of common stock that they own. In this prospectus, we refer to these persons as the “Selling Stockholders”. We will not receive any of the proceeds from the sales of shares by these Selling

Stockholders. We refer to this offering by the Selling Stockholders in this prospectus as the “Stockholders’ Offering” and we refer to the shares to be offered and sold pursuant to the Stockholders’ Offering as the “Stockholders’ Shares”. We will pay for the cost of registering the Stockholders’ Shares being offered in the Stockholders’ Offering.

RISK FACTORS
You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.
Risks related to our industry, business and strategy
We have a limited operating history in the oil and gas business, and we cannot predict our future operations with any certainty.
     Our oil and gas operations commenced in 2003. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves in commercial quantities.
We may be unable to replace reserves, production and revenues associated with our Big Sky project, which we sold on March 31, 2006.
     94% of our oil and gas production, 95% of our oil and gas revenues and 88% of our oil and gas proved reserves for 2005 were attributable to our Big Sky Project. If we are unable to replace this production, revenue and reserves by acquiring properties containing proved reserves or conducting successful exploration and development activities, or both, our ability to grow will be limited. In addition, the sale of a significant portion of our reserve value may increase the likelihood of recording an impairment against our evaluated oil and gas properties in the future.
Oil and natural gas prices are volatile and a decline in oil and natural gas prices can significantly affect our financial results and impede our growth.
     Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil and natural gas; the price of foreign imports; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; technological advances affecting energy consumption; domestic and foreign governmental regulations; and the variations between product prices at sales points and applicable index prices.
We have incurred losses from operations in the past and may do so in the future.
     We incurred net losses of $499,651 and $819,002 for the fiscal years ended December 31, 2004 and 2003, respectively. Our development of and participation in additional prospects will require additional capital expenditures in the future. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit, and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.
We could be adversely impacted by changes in the oil and gas market.
     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
We may be unable to find additional reserves.
     Our revenues depend on whether we acquire or find additional reserves. Unless we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Our planned exploration and development projects may not result in significant additional reserves. We may be unable to drill productive wells at low reserve replacement costs.
Oil and gas operations are inherently risky.
     The nature of the oil and gas business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial position and results of operations.
We are subject to extensive government regulations.
     Our business is affected by numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. These include, but are not limited to:
•	the prevention of waste,

•	the discharge of materials into the environment,

•	the conservation of oil and natural gas,

•	pollution,

•	permits for drilling operations,

•	drilling bonds,

•	reports concerning operations, the spacing of wells , and the unitization and pooling of properties.
     Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both .. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.
New government regulation and environmental risks could increase our costs.
     Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, we may incur significant costs for compliance in the future ..
Our prices may be impacted adversely by new taxes.
     The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals .. In addition, many states have raised state taxes on energy sources and additional increases may occur .. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.
Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves ..
     The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with sales of our securities, sale of our interest in the Big Sky Project, and cash generated by operations. We intend to finance our capital expenditures with cash flow from operations and additional sales of our securities. Our cash flow from operations and access to capital are subject to a number of variables, including our proved reserves , the prices at which oil and natural gas are sold, and our ability to acquire, locate and produce new reserves. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all.
Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans ..
     We may experience shortages of drilling and completion rigs, field equipment and qualified personnel which may cause delays in our ability to continue to drill, complete , test, and connect wells to processing facilities. These costs have sharply increased in various areas. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which may materially adversely affect our business, financial condition and results of operations.
Shortages of transportation services and processing facilities may result in our receiving a discount in the price we receive for oil and natural gas sales or may adversely affect our ability to sell our oil and natural gas.
     We may experience limited access to transportation lines, trucks or rail cars in order to transport our oil and natural gas to processing facilities. We may also experience limited access to processing facilities. If either or both of these situations arise, we may not be able to sell our oil and natural gas at prevailing market prices or we may be completely unable to sell our oil and natural gas, which would may materially adversely affect our business, financial condition and results of operations.
Risks Related to our Common Stock
Our common stock is illiquid, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.
     The average daily trading volume of our common stock was approximately 190,000 shares per day over the 90 day period ended October 31, 2006. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.
Our stock price and trading volume may be volatile, which could result in losses for our stockholders.
     The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	Actual or anticipated quarterly variations in our operating results,

•	Changes in expectations as to our future financial performance or changes in financial estimates, if any,

•	Announcements relating to our business or the business of our competitors,

•	Conditions generally affecting the oil and natural gas industry,

•	The success of our operating strategy, and

•	The operating and stock performance of other comparable companies.
     Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.
We may issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock..
     We may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:
•	The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders,

•	Greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

•	The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan ,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.
     Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.
USE OF PROCEEDS
Company Offering
     We may offer and sell the Company Shares being registered by this registration statement in exchange for cash from time to time, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.
     The net proceeds that we receive from sales of any Company Shares will vary based on our needs and activities at the time that we undertake the funding. These uses are anticipated to include expenditures for exploration activities, development activities, infrastructure construction, other possible acquisitions, for working capital, and for costs associated with such offering. Specific determinations will be made at the respective times that the fundings occur. Pending these uses, we expect to invest the net proceeds of the Company Offering in short-term money market and money market equivalent securities. Any specific allocations of the proceeds to a particular purpose that have been made at the date of any prospectus supplement will be described in that prospectus supplement.
     The amounts and timing of our actual expenditures will depend upon numerous factors, including our marketing and sales activities, and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes.
     Circumstances that may give rise to a change in the use of proceeds include the need to take advantage of opportunities, increased costs of doing business over those currently expected, the need to accelerate, increase or eliminate certain operations due to changing market conditions, among others.
Stockholders’ Offering
     The Selling Stockholders will be selling Stockholders’ Shares in the Stockholders’ Offering. The proceeds from the sale of Stockholders’ Shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of the Stockholders’ Shares offered by Selling Stockholders under this prospectus.

DIVIDEND POLICY
     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.
SELLING STOCKHOLDERS
     The Stockholders’ Shares are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 5,596,150 shares of our common shares now owned by them. The Selling Stockholders may, from time to time, offer and sell any or all of the Stockholders’ Shares that are registered under this prospectus.
     Certain of the individuals and/or entities listed below received the Stockholders’ Shares offered hereby in connection with a private placement completed on September 28, 2004. Pursuant to this private placement, we received $4,500,000 in cash as payment for 3,000,000 shares of common stock. In connection with the private placement, we agreed to prepare and file at our expense, within 70 days of the closing of the offering, a registration statement with the SEC covering the resale of the shares received in the private placement by the entities listed below.
     The shares to be sold by the listed Selling Stockholders also include: (1) 30,000 shares issued to a consulting firm for introducing us to the investment adviser for the six institutional purchasers in the September 28, 2004 offering; (2) an aggregate of 1,550,000 shares issued pursuant to a private offering conducted in March of 2004, including 25,000 shares which were issued upon exercise of warrants issued in connection with this offering; (3) 153,000 shares underlying options granted to a consultant pursuant to a consulting agreement which vest on December 31, 2005; (4) an aggregate of 670,000 shares resulting from the conversion of the Company’s Series A preferred stock; (5) an aggregate of 135,000 shares issued for the acquisition of oil and gas property on December 17, 2004; (6) an aggregate of 11,600 shares underlying warrants granted to an individual for introducing us to certain investors in our private offering of common stock in August and September of 2003; (7) an aggregate of 54,850 shares underlying warrants granted to an entity for introducing us to certain investors in our private offering of common stock in July, August and September of 2003; and (8) an aggregate of 30,000 shares underlying warrants granted to an entity for introducing us to the investors in our private offering of preferred stock in September 2003.
The following table sets forth the following, with respect to the Selling Stockholders:
•	The number of shares of common stock beneficially owned as of June 1, 2005 and prior to the offering contemplated hereby,

•	The number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus,

•	The number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby, and

•	In notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates.

	Number of			Percentage of
	Shares of			Shares of
	Common Stock	Number of	Number of	Common
	Owned Before	Shares To Be	Shares Owned	Stock Owned
Selling Stockholders(A)	Offering(B)	Offered(C)	After Offering	After Offering
WTC-CIF Energy Portfolio	104,300	104,300	0	0%
WTC-CTF Energy Portfolio	653,200	653,200	0	0%
Spindrift Partners, L.P.	970,000	970,000	0	0%
General Mills Group Trust	65,500	65,500	0	0%
General Mills VEBA	17,900	17,900	0	0%
Spindrift Investors (Bermuda) L.P.	1,180,800	1,180,800	0	0%
Malcolm Deitch and Tanis Deitch JTWROS	50,000	50,000	0	0%
Feagans’ Consulting, Inc. [1,2]	183,000	183,000	0	0%
LMA Hughes LLLP	1,500,000	1,500,000	0	0%
Robert L. Whittlesey	300,000	300,000	0	0%
R.A. Montgomery	370,000	370,000	0	0%
Tahosa Holdings, LLC [3]	30,000	30,000	0	0%
Melange International, LLC [3]	45,000	45,000	0	0%
Lyle B. Gallivan [3]	30,000	30,000	0	0%
Andrew Sankin [1,4]	11,600	11,600	0	0%
Lighthouse Capital LTD [1,5]	84,850	84,850	0	0%

TOTALS	5,596,150	5,596,150	0	—

(A)	It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer has purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.
(B)	Includes shares underlying warrants and/or options held by the Selling Stockholder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(C)	The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

1.	Assisted the Company with introductions for fundraising.

2.	Provides consulting services to Company.

3.	Received shares in partial payment of the acquisition price of net unproved leasehold acres.

4.	Represents shares underlying warrants to purchase 11,600 shares of common stock at an exercise price of $0.75 per share, which expire on September 12, 2008.

5.	Represents shares underlying warrants to purchase: (a) 54,850 shares of common stock at an exercise price of $0.75 per share, which expire from July 24, 2008 to September 24, 2008; and (b) 30,000 shares of common stock at an exercise price of $1.15 per share, which expire on September 15, 2008.
PLAN OF DISTRIBUTION
     There are two separate offerings taking place, the Company Offering in which up to 7,000,000 shares of common stock may be sold by the Company, and the Stockholders’ Offering in which up to 5,596,150 shares of common stock may be sold by the Selling Stockholders.
Company Offering
     We may sell the Company Shares being offered hereby in one or more of the following ways from time to time:
•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.
     As may be required by law, we will set forth in a prospectus supplement the terms of the offering of Company Shares, including:
•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.
Agents
     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell Company Shares on a continuing basis.
     We may engage one or more entities to act as our agent (each, an “Offering Agent”) for one or more offerings, from time to time, of our common stock. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of shares of common stock and any minimum price below which sales may not be made, then the Offering Agent will try to sell such common stock on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the American Stock Exchange, or sales made to or through a market maker other than on an exchange. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering, and the compensation of the Offering Agent will be deemed to be underwriting commissions or discounts.

Underwriters
     If we use underwriters for a sale of Company Shares, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Direct Sales
     We may also sell Company Shares directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.
Stockholders’ Offering
     The Selling Stockholders are offering up to 5,596,150 shares in the Stockholders’ Offering concurrently with the Company Offering. The Stockholders’ Offering could have a substantial negative effect on the price of our shares. It is likely that the increase in shares on the market will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Company Offering and/or the Stockholders’ Offering to resell the shares at a profit or at all. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Stockholders’ Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.
     The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required, or have elected, to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify certain of the Selling Stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 32,500 shares of the Company’s common stock.
EXPERTS
     The financial statements of American Oil & Gas Inc. as of December 31, 2005 and for the year then ended appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 have been audited by Hein & Associates, LLP , independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The financial statements of American Oil & Gas Inc. as of December 31, 2004 and for the year then ended appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 have been audited by Wheeler Wasoff, P.C., independent auditor, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of those firms as experts in auditing and accounting.
SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION
     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E .., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference;

•	Any documents filed under Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Andrew P. Calerich, President — American Oil & Gas Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, telephone (303) 991-0173.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount
Registration Fees	$3,347
Transfer Agent Fees	2,000
Costs of Printing and Engraving	5,000
Legal Fees	25,000
Accounting Fees	3,500
Miscellaneous Fees	1,153

Total	$40,000
Item 15. Indemnification of Directors and Officers.
     Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Description

2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock. (3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock. (9)

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005. (10)

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005. (10)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered. (3)

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

10 (viii)	Participation Agreement between the Company and North Finn LLC effective as of August 1, 2005. (11)

10 (ix)	Employment Agreement between the Company and Joseph B. Feiten. (12)

Exhibit No.	Description

10(x)	Stock Option Agreement between the Company and Joseph B. Feiten. (12)

10(xi)	Purchase and Sale Agreement, dated September 1, 2006, between SunStone Oil & Gas, LLC and the Company. (13)

10(xii)	Registration Rights Agreement, dated September 1, 2006, by and among the Company and the investors listed therein. (13)

10(xiii)	Purchase and Sale Agreement dated March 31, 2006 by and between the Company and Enerplus Resources (USA) Corporation (14)

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)	Consent of Hein & Associates, LLP.

23(iii)	Consent of Wheeler Wasoff, P.C.

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000 -31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 18, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.

(9)	Incorporated by reference from the Company’s Amendment No. 1 to Form S- 3, filed on March 6, 2006.

(10)	Incorporated by reference from the Company’s Registration Statement of Form S-3, filed on October 4, 2005.

(11)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005.

(12)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on August 31, 2006.

(13)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on September 6, 2006.

(14)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a format of Prospectus Filed Pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 4 to the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 11th day of December, 2006.

AMERICAN OIL & GAS INC.
By:	/s/ Andrew P. Calerich
Andrew P. Calerich, President

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Andrew P. Calerich, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer & Chairman	December 11, 2006
Patrick D. O’Brien	(Principal Executive Officer)

/s/ Andrew P. Calerich	President and Director	December 11, 2006
Andrew P. Calerich

/s/ Joseph B. Feiten	Chief Financial Officer	December 11, 2006
Joseph B. Feiten

*	Director	December 11, 2006
Alan Gelfand

*	Secretary and Director	December 11, 2006
Kendell Tholstrom

*	Director	December 11, 2006
M.S. (“Moni”) Minhas

*	Director	December 11, 2006
Nick DeMare

*	Director	December 11, 2006
Jon R. Whitney

*By:	/s/ Andrew P. Calerich
Andrew P. Calerich
Attorney-in-Fact

EXHIBIT INDEX
(Attached To And Made A Part Of This Post-Effective Amendment No. 4 To The
Registration Statement On Form S-3
For American Oil & Gas Inc. Dated December 11, 2006 )
The following is a complete list of Exhibits filed as part of this Registration Statement:

Exhibit No.	Description

2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock. (3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock. (9)

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005.(10)

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005. (10)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered. (3)

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

Exhibit No.	Description

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

10(viii)	Participation Agreement between the Company and North Finn LLC effective as of August 1, 2005. (11)

10(ix)	Employment Agreement between the Company and Joseph B. Feiten. (12)

10(x)	Stock Option Agreement between the Company and Joseph B. Feiten. (12)

10(xi)	Purchase and Sale Agreement, dated September 1, 2006, between SunStone Oil and Gas, LLC and the Company. (13)

10(xii)	Registration Rights Agreement, dated September 1, 2006, by and among the Company and the investors listed therein. (13)

10(xiii)	Purchase and Sale Agreement dated March 31, 2006 by and between the Company and Enerplus Resources (USA) Corporation (14)

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)	Consent of Hein & Associates, LLP

23(iii)	Consent of Wheeler Wasoff, P.C.

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 18, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.

(9)	Incorporated by reference from the Company’s Amendment No. 1 to Form S- 3, filed on March 6, 2006.

(10)	Incorporated by reference from the Company’s Registration Statement of Form S-3, filed on October 4, 2005.

(11)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005.

(12)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on August 31, 2006.

(13)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on September 6, 2006.

(14)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.